EXHIBIT 1

FIRST AMENDMENT TO STOCKHOLDER

PROTECTION RIGHTS AGREEMENT

FIRST AMENDMENT TO STOCKHOLDER PROTECTION RIGHTS AGREEMENT (the “First Amendment”), dated as of June 16, 2004, between Commonwealth Industries, Inc., a Delaware corporation (the “Company”) and National City Bank, as Rights Agent (the “Rights Agent”), amending the Stockholder Protection Rights Agreement, dated as of March 6, 1996, between the Company and the Rights Agent (the “Rights Agreement”). Capitalized terms used herein without definition shall have the respective meanings ascribed to such terms in the Rights Agreement.

W I T N E S S E T H

WHEREAS, the Board of Directors of the Company has approved an Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 16, 2004, by and among IMCO Recycling Inc., a Delaware corporation (“IMCO”), Silver Fox Acquisition Company, a Delaware corporation and a wholly owned indirect subsidiary of IMCO (“Merger Sub”) and the Company, pursuant to which at the Effective Time (as such term is defined in the Merger Agreement), Merger Sub will be merged with and into the Company (the “Merger”), with the Company being, subject to the terms of the Merger Agreement, the surviving entity in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and surviving as a wholly owned indirect subsidiary of IMCO;

WHEREAS, the Board of Directors of the Company has approved and adopted the Merger Agreement and declared its advisability and approved the Merger and the other transactions contemplated by the Merger Agreement;

WHEREAS, in connection with the Merger and in accordance with Section 5.4 of the Rights Agreement, the Company desires to amend the Rights Agreement as hereinafter set forth and has executed and delivered this First Amendment immediately prior to the execution and delivery of the Merger Agreement; and

WHEREAS, the Company has requested that the Rights Agent execute this First Amendment;

NOW, THEREFORE, the Company hereby amends the Rights Agreement as follows:

1. Section 1.1 of the Rights Agreement is hereby amended by adding the following definitions thereto:

“Effective Time” shall have the meaning ascribed to such term in the Merger Agreement.

“IMCO” shall mean IMCO Recycling Inc., a Delaware corporation.

“Merger” shall have the meaning ascribed to such term in the Merger Agreement.

“Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of June 16, 2004, by and among IMCO, Merger Sub and the Company, as the same may be amended in accordance with the terms thereof.

“Merger Sub” shall mean Silver Fox Acquisition Company, a Delaware corporation and an indirect wholly owned subsidiary of IMCO.

2. The definition of “Acquiring Person” in Section 1.1 of the Rights Agreement is hereby amended by adding to the end thereof the following:

“Notwithstanding anything to the contrary contained herein, neither IMCO nor any Affiliate or Associate of IMCO shall be, become or be deemed an Acquiring Person (and no Stock Acquisition Date shall occur) as a result of the approval, execution, delivery, announcement or performance of the Merger Agreement or the consummation of the transactions contemplated thereby.”

3. The definition of “Expiration Time” in Section 1.1 of the Rights Agreement is hereby amended in its entirety to read as follows:

““Expiration Time” shall mean the earliest of (i) the Effective Time, (ii) the Exchange Time, (iii) the Redemption Time, (iv) the close of business on the tenth-year anniversary of the Record Time and (v) upon the merger of the Company into another corporation pursuant to an agreement entered into when there is no Acquiring Person.”

4. The definition of “Stock Acquisition Date” in Section 1.1 of the Rights Agreement is hereby amended by adding to the end thereof the following:

“Notwithstanding anything to the contrary contained herein, no Stock Acquisition Date shall occur as a result of the approval, execution, delivery, announcement or performance of the Merger Agreement or the consummation of the transactions contemplated thereby.”

5. Section 2.3(a) of the Rights Agreement is hereby amended by adding to the end thereof the following:

“Notwithstanding anything to the contrary contained herein, no Separation Time shall occur and no provisions of this Section 2.3 shall become applicable as a result of the approval, execution, delivery, announcement or performance of the Merger Agreement or the consummation of the transactions contemplated thereby.”

6. The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended by this First Amendment.

7. Except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

8. This First Amendment may be executed in two or more counterparts, each of which shall be deemed an original.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this First Amendment to be duly executed as of the day and year first written above.

Commonwealth Industries, Inc.

By:	/s/ Steven J. Demetriou
Name: Steven J. Demetriou Title: President and Chief Executive Officer

IN WITNESS WHEREOF, the undersigned, National City Bank, as Rights Agent under the Rights Agreement, hereby acknowledges and agrees to this First Amendment.

National City Bank

By:	/s/ Pamela Fisher
Name: Pamela Fisher Title: Assistant Vice President